CL&P
                            News
             From The Northeast Utilities System

CONTACT: Sandra Ahearn
Office: (860) 665-5472

CL&P Seeks Increase in Generation Rates to Protect Supply
Contracts, Customers

BERLIN, Connecticut, November 19, 2001 - The Connecticut Light &
Power Company (CL&P), a wholly owned subsidiary of Northeast Utilities
NU), today filed an application with the Connecticut Department of Public Utility Control (DPUC), seeking to increase the generation charge of customers' bills by one cent per kilowatt hour to protect its ability to continue delivering energy to its customers and to spur retail competition.

"Mid-way through the standard offer period established by the General Assembly in Public Act 98-28, there is little, if any, meaningful competition among retail electric suppliers," said Michael G. Morris, Chairman, President and Chief Executive Officer of Northeast Utilities. This is due largely to the fact that market prices for electricity remain higher than the current generation charge, he said.

NRG Power Marketing Inc. (NRG) has formally requested that CL&P move to re-open the standard offer docket to "restore the original intention of the (standard offer) agreement to foster a competitive electric marketplace." NRG supplies 45 percent of CL&P's standard offer service requirements. If NRG, or another supplier, was unable to maintain its level of service, CL&P could be forced to buy electricity on the open market to meet customers demand and under the restructuring law would recover these unknown costs from its customers, Morris said.

As a result, Morris said, CL&P is seeking to increase the Generation Service Charge (GSC) - the charge on customers bills for generating the power they consume. The CL&P proposal would increase the average standard offer rate from 4.9 cents per kilowatt hour to 5.9 cents per kilowatt hour. For the average residential customer using
500 kWh per month, this would mean an additional $5.00 per month. The CL&P filing also includes a proposal to create a mechanism that would provide customers with adjustments if future market prices change.

Morris noted that the state legislature made provisions for this kind of event when it passed the restructuring law in 1998.

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The additional rates collected through the increased generation service charge will be passed through to the company's standard offer service suppliers. NRG, Duke Energy Trading and Marketing and Select Energy supply electricity to CL&P's customers through the standard offer contract.

Under the state's electric utility restructuring law, customers may choose an energy supplier or stay with their current utility and pay for generation supply under the so-called standard offer.
The standard offer rates were set 10 percent lower than electric rates in effect on Dec. 31, 1996. To date, there are only 2 suppliers competing for residential customers and 99 percent of the state's electric customers remain on standard offer service. Standard offer service expires at the end of 2003 and all customers will have to choose a supplier at that time.

Standard offer service contracts were awarded through a competitive bid process run by JP Morgan, on behalf of the DPUC.

Northeast Utilities operates New England's largest energy delivery system, serving more than 1.7 million electric power customers in Connecticut, Massachusetts and New Hampshire and 187,000 natural gas customers in Connecticut. NU is one of the largest competitive energy suppliers in New England and is a major energy trader in the Northeast. NU is a community and economic development partner, committed to environmental leadership and stewardship.
For more information on the Northeast Utilities system, please see our Web site at www.nu.com.